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                                                                      Exhibit 12
                                                                      ----------

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                                                                     Three Months
                                                                           Year Ended December 31,                       Ended
                                                       -------------------------------------------------------------
                                                          1997        1998         1999        2000        2001     March 31, 2002
                                                          ----        ----         ----        ----        ----     --------------
Earnings:
   Earnings before income taxes and net earnings in
     equity affiliates                                  $ 1,165     $ 1,264      $   945     $   978       $ 651            $  83
   Plus:
       Fixed charges exclusive of capitalized interest      128         135          164         217         208               43
       Amortization of capitalized interest                  13          12           10          10          10                2
       Adjustments for equity affiliates                     14          16           16          20          26                2
                                                       ---------------------------------------------------------------------------
                   Total                                $ 1,320     $ 1,427      $ 1,135     $ 1,225       $ 895            $ 130
                                                       ===========================================================================

Fixed Charges:
   Interest expense including amortization of debt
     discount/premium and debt expense                  $   105     $   110      $   133     $   177       $ 169            $  33
   Rentals - portion representative of interest              23          25           31          40          39               10
                                                       ---------------------------------------------------------------------------
   Fixed charges exclusive of capitalized interest          128         135          164         217         208               43
   Capitalized interest                                      10           9           11          16          13                2
                                                       ---------------------------------------------------------------------------
                   Total                                $   138     $   144      $   175     $   233       $ 221            $  45
                                                       ===========================================================================

Ratio of earnings to fixed charges                          9.6         9.9          6.5         5.3         4.0              2.9
                                                       ===========================================================================